Exhibit 10.24

RESTRICTED STOCK AWARD LETTER

[DATE OF LETTER]

Dear [GRANTEE NAME],

Congratulations.  On behalf of Take-Two Interactive Software, Inc. (the “Company”), I am pleased to offer the enclosed Restricted Stock award.  You are being given this Restricted Stock award in recognition of your contribution to the success of the Company.

The Restricted Stock award consists of shares of common stock of the Company that are subject to a time-based vesting schedule (the “Time Vested Restricted Stock”), as well as shares of common stock that will vest upon the achievement of certain performance milestones (the “Performance Based Restricted Stock” and together with the Time Vested Restricted Stock, the “Restricted Stock”), subject to your continued employment with the Company and its affiliates from the date of grant until the applicable vesting date.

The following table provides key information about your shares of Restricted Stock:

Employee Name:	[OPTIONEE NAME]

Date of Grant:	[GRANT DATE]

Stock Plan:	Incentive Stock Plan, as amended (the “Plan”)

Type of Grant:	Restricted Stock Award

Number of Shares of Time Vested Restricted Stock:	[NUMBER]

Number of Shares of Performance Based Restricted Stock:	[NUMBER]

Annual Performance Target	Year 1

Year 2

Year 3

Current Trading Price of Company’s Common Stock (“Base Price”):

Vesting Schedule of Restricted Stock:	The vesting schedule of the Restricted Stock is as follows:

	Tranche	Vesting Date	Number of Shares of Time Vested Restricted Stock	Number of Shares of Performance Based Restricted Stock
1

2

3

Except as otherwise provided below, the shares of Time Vested Restricted Stock shall become vested in the amounts set forth opposite the vesting dates listed in the table above, provided that you remain employed by the Company or its subsidiaries through and on each applicable vesting date.

The shares of Performance Based Restricted Stock shall become vested in the amounts set forth opposite the vesting dates listed in the table above, provided (i) that the annual performance target with respect to each tranche of shares shall have been met on or prior to the applicable vesting date of such tranche and (ii) that you remain employed by the Company or its subsidiaries through and on each applicable vesting date.  Notwithstanding the foregoing, the Performance Based Restricted Stock shall be subject to a catch-up whereby in the event that a performance target was not met with respect to a certain tranche of shares on or prior to the applicable vesting date, then, if such performance target shall have been achieved on or prior to the vesting date of the subsequent tranche of shares, then the portion of the Performance Based Restricted Stock whose vesting was contingent on the achievement of the missed performance target shall vest on such subsequent vesting date; provided, however, that any shares of Performance Based Restricted Stock that did not vest on or prior to the vesting date of the last tranche of the Performance Based Shares hereunder shall be forfeited and shall revert back to the Company without any payment to you, and you shall not thereafter have any rights with respect to such shares of Performance Based Restricted Stock.

The shares of Restricted Stock also shall become vested at such earlier times, if any, as shall be provided for in the Plan or in any employment agreement, offer letter or other written agreement between you and the Company, or as shall otherwise be determined by the Compensation Committee of the Company’s Board of Directors in its sole and absolute discretion.

Should your employment terminate for any reason, all unvested shares of Restricted Stock (other than any such shares that become vested as described above in this Restricted Stock award on account of such termination) shall be forfeited immediately upon such termination and shall revert back to the Company without any payment to you, and you shall not thereafter have any rights with respect to such Restricted Stock.  Your vested shares of Restricted Stock will remain your property until you choose to sell them.

With respect to all shares of Restricted Stock that are your property, whether vested or unvested, you will have the right to vote such shares of Restricted Stock, to receive and retain all regular cash dividends and other cash equivalent distributions as the Company’s Board of Directors may in its sole discretion designate, pay or distribute on such shares of Restricted Stock and to exercise all other rights, powers and privileges of a holder of common stock with respect to such shares of Restricted Stock, with the exceptions that: (1) other than regular cash dividends and other cash equivalent distributions as the Company’s Board of Directors may in its sole discretion designate, pay or distribute, the Company will retain custody of all distributions (“Retained Distributions”) made or declared with respect to the shares of Restricted Stock (and such Retained Distributions will be subject to the same restrictions, terms and conditions as are applicable to the shares of Restricted Stock), and such Retained Distributions shall be given to you only, if ever, when the shares of Restricted Stock with respect to which such Retained Distributions will have been made, paid or declared will have become vested; (2) you may not sell, assign, transfer, pledge, exchange, encumber or dispose of the shares of Restricted Stock or any Retained Distributions during the time within which such shares may be subject to forfeiture; and (3) a breach of any of the restrictions, terms or conditions contained in the Plan or otherwise established by the Compensation Committee in accordance with the Plan with respect to the shares of Restricted Stock or Retained Distributions will cause a forfeiture of the shares of Restricted Stock and any Retained Distributions with respect thereto.

To the extent permitted under applicable foreign, federal, state or provincial law, the Compensation Committee of the Company’s Board of Directors, in its sole and absolute discretion, may issue the shares of Restricted Stock in the form of uncertificated shares.  Such uncertificated shares of Restricted Stock will be credited to an electronic book entry or similar electronic account maintained by the Company (or its designee) on your behalf.

Restricted stock awards may have tax implications in the jurisdiction(s) in which you work, reside and/or are a citizen of.  In the paragraphs below, certain United States federal income tax information is summarized which may or may not apply to you depending on your individual circumstances.  This information is provided to assist you with understanding the income tax implications of your Restricted Stock award; however, it is not intended to be and is not a substitute for income tax advice.  You should consult your own tax advisor for specific income tax advice pertaining to your individual circumstances.

Special United States federal income tax rules apply regarding the timing and amount of taxable income to be recognized with respect to the shares of Restricted Stock.  In general, you will recognize ordinary income equal to the excess of the fair market value of such shares on their respective vesting dates over the amount, if any, paid for such shares; the holding period for capital gain purposes will begin just after that day; the tax basis will be the amount paid for such shares, if any, plus the amount of ordinary income recognized upon vesting; and any dividends distributed on the Restricted Stock prior to vesting will be treated as compensation rather than dividend income.  You have the option of making an Internal Revenue Code section 83(b) election in order to recognize ordinary income equal to the excess of the fair market value of the shares at the time of the award over the amount, if any, paid for such shares in the year that you were given the above award, even though the shares have not yet vested; the holding period for capital gain purposes will begin just after the date the award was made; any gain or loss on a subsequent sale of the shares will be either a long-term or short-term capital gain or loss depending on the holding period; and any dividends distributed on the Restricted Stock will be treated as dividend income.  However, should your employment terminate before all your shares have vested, you will forfeit the unvested shares and therefore will have paid tax on income not realized (which cannot be recouped from the Internal Revenue Service).  You acknowledge that it is your sole responsibility, and not the Company’s, to file timely and properly the section 83(b) election with the Internal Revenue Service.  To be effective, the section 83(b) election must be filed within 30 days of the grant of the Restricted Stock to you.

For more information regarding general tax rules related to the shares of Restricted Stock or the section 83(b) election, please see the enclosed Restricted Stock Award FAQs or contact stockadmin@take2games.com.

No later than the date as of which the Company is obligated by the tax laws of any jurisdiction to withhold amounts for the satisfaction of your obligations relating to the tax laws of that jurisdiction with respect to this Restricted Stock award, you will pay to the Company, or make arrangements satisfactory to the Compensation Committee regarding the payment of any taxes of any kind required by law to be withheld or paid with respect to such amount.  The obligations of the Company to you under this Restricted Stock award are conditioned upon such payment or arrangements, and the Company will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to you from the Company or its subsidiaries.

The shares of Restricted Stock are being issued to you and this Restricted Stock award is being made by the Company in reliance upon your making the following express representations and warranties:  (1)  you have hereby been advised that you may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Act”) and in this connection the Company is relying in part on your representations set forth herein; (2) if you are deemed an affiliate within the meaning of Rule 144 of the Act, the shares must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such shares and the Company is under no obligation to register the shares (or to file a “re-offer prospectus”); and (3) if you are deemed an affiliate within the meaning of Rule 144 of the Act, you understand that the exemption from registration under Rule 144 shall not be available unless (a) a public trading market then exists for the Company’s common stock, (b) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with; and that any sale of the shares may be made only in limited amounts in accordance with such terms and conditions.

This Restricted Stock award is subject to the terms and conditions of the Plan, as amended from time to time.  If and to the extent that this Restricted Stock award conflicts or is inconsistent with the terms and conditions of the Plan, the Plan shall control, and this Restricted Stock award shall be deemed to be modified accordingly.  A copy of the Plan is attached, along with a set of Restricted Stock Award FAQs which will answer questions that you may have about your Restricted Stock award.

Please indicate your acceptance of this Restricted Stock award by signing in the space provided below within a period of 60 days from the date of this letter.

The Company appreciates and looks forward to your participation in and commitment to our success.

Sincerely,

I accept this Restricted Stock award and understand there are tax implications associated with the vesting of my shares of Restricted Stock.

Seth Krauss Executive Vice President & General Counsel	Employee Name Restricted Stock Award Recipient	Date